[ILLEGIBLE]

Exhibit 3.236

CERTIFICATE OF FORMATION

OF

SUNSTONE BEHAVIORAL HEALTH, LLC

Pursuant to the provisions of §48-203-102 of the Tennessee Limited Liability Company Act, the undersigned hereby submits the following statement.

1.	The limited liability company will be formed at 11:59 p.m. on September 30, 2005.

Signature Date: September 28. 2005

SUNSTONE BEHAVIORAL HEALTH, LLC

/s/ John J. Faldetta Jr.
John J. Faldetta Jr., Authorized Person

1147478.4